Exhibit 4.41

OPTION AGREEMENT

This OPTION AGREEMENT (this “Agreement”), dated as of October 1, 2015 is made by and among Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), Höegh LNG Ltd., a Bermuda exempted company (“Höegh LNG Ltd.” and, collectively with Höegh LNG, the “Seller Companies”) and Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on the date hereof:

1.	Höegh LNG Ltd. is a wholly owned subsidiary of Höegh LNG;

2.	Höegh LNG FSRU III Ltd., a Cayman Islands company (“FSRU III”), is a wholly owned subsidiary of Höegh LNG Ltd.;

3.	Hoegh LNG Cyprus Limited, a Cyprus company (“CyprusCo”), is a wholly owned subsidiary of FSRU III;

4.	CyprusCo is the record owner of the floating storage and regasification unit Höegh Gallant (the “Vessel”); and

5.	Höegh LNG Partners Operating LLC, a Marshall Islands limited liability company (the “Operating Company”), is a wholly owned subsidiary of the Partnership;

WHEREAS, by a Lease and Maintenance Agreement, dated April 15, 2015 (the “Lease and Maintenance Agreement”), CyprusCo, acting through its Egyptian Branch, chartered the Vessel to Hoegh LNG Egypt LLC, an Egyptian company and an indirect wholly-owned subsidiary of Höegh LNG Ltd. (“EgyptCo”);

WHEREAS, the Vessel is subject to a Regasification Service Agreement, dated November 3, 2014, between Egyptian Natural Gas Holding Company, an Egyptian company (the “Charterer”), and Höegh LNG Ltd., as amended pursuant to the Novation Agreement (as defined below) (the “Regasification Service Agreement”);

WHEREAS, Höegh LNG, Höegh LNG Ltd., EgyptCo and the Charterer have entered into a Novation Agreement, dated March 29, 2015 (the “Novation Agreement”), whereby Höegh LNG Ltd. transferred to EgyptCo, and EgyptCo accepted, all of Höegh LNG Ltd.’s rights, interests, duties and obligations under the Regasification Service Agreement;

WHEREAS, Höegh LNG FSRU IV Ltd., a Cayman Islands company, and CyprusCo, as borrowers, Höegh LNG, Höegh LNG Ltd. and FSRU III, as corporate guarantors, and the banks and other financial institutions named therein as lenders and swap banks (collectively, the “Lenders”) have entered into a $412 million Amended and Restated Facilities Agreement, dated April 1, 2015, with respect to the Vessel (the “Vessel Credit Facility”);

1

WHEREAS, pursuant to a Contribution, Purchase and Sale Agreement, dated August 12, 2015 among Höegh LNG, Höegh LNG Ltd., the Partnership and the Operating Company (the “Contribution Agreement”), it has been agreed that, subject to the terms and conditions of the Contribution Agreement, the Partnership will (1) acquire all of the outstanding shares of FSRU III from Höegh LNG Ltd. and (2) contribute such shares to the Operating Company; and

WHEREAS, the Seller Companies have agreed to grant the Partnership an option whereby the Partnership can require the Seller Companies to enter into a new charter with respect to the Vessel upon the expiration of the Lease and Maintenance Agreement on substantially the same terms as those in the Lease and Maintenance Agreement, and this Agreement sets out the terms of such option.

agreement

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINITIONS

Section 1.1          Definitions. Defined terms used but not defined herein shall have the meanings set forth in the Contribution Agreement.

Article II

OPTION

Section 2.1          Grant of Option. In consideration of the agreement of the Partnership to purchase the shares of FSRU III, the Seller Companies hereby grant to the Partnership the right to require Höegh LNG Ltd. (or an affiliate) to enter into a new charter with respect to the Vessel (the “Subsequent Charter”) upon the expiration or termination of the Lease and Maintenance Agreement substantially in the form of the Lease and Maintenance Agreement (together with customary performance guarantees to be agreed between the parties thereto) with Höegh LNG Ltd. (or an affiliate) as charterer, except that the Vessel shall be chartered from the date on which the Lease and Maintenance Agreement expires or terminates, as applicable, until July 31, 2025 (with no option to extend) at a rate of hire which is (a) ninety per cent. (90%) of the rate payable pursuant to Clause 10.1 of the Lease and Maintenance Agreement per day, or pro rata for any day thereof, plus (b) any incremental payroll, income, withholding, value-added or other taxes born by the Partnership and its affiliates as a result of the Subsequent Charter, including any taxes born by entities created to facilitate the Subsequent Charter and any incremental operating expenses incurred as a result of the relocation of the Vessel, each, payable by such charterer for the use and hire of the Vessel. The option granted pursuant to this Section 2.1 is referred to herein as the “Option.” Any Subsequent Charter shall require approval of a majority of each of (1) the board of directors of the Partnership and (2) the Conflicts Committee thereof.

2

Section 2.2          Option Notice. Unless another charter satisfactory to the Partnership has been entered into in respect of the Vessel, the Option may be exercised by the Partnership by serving an irrevocable option notice substantially in the form set forth in Exhibit I no later than the earlier of the date which is (a) 30 days before the expiration of the Lease and Maintenance Agreement or (b) if the Lease and Maintenance Agreement is terminated before the expiration of its Term (as defined therein), 30 days after such termination.

Section 2.3          Lenders’ Requirements. Each of the Seller Companies will execute and provide all corporate authorities, certificates, notices and other documentation required by the Lenders (or any other third party) in connection with any new charter pursuant to the exercise by the Partnership of the Option.

Article III

Representations and Warranties of THE SELLER COMPANIES

Section 3.1          Representations and Warranties. The Seller Companies hereby represent and warrant to the Partnership as of the date hereof, that:

(a)          Each of the Seller Companies has been duly incorporated and is validly existing and in good standing under the laws of Bermuda and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to the Seller Companies or the Transferred Subsidiaries and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)          Each of the Seller Companies has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Seller Companies have been duly authorized by all necessary action on the part of each of the Seller Companies and this Agreement has been duly executed and delivered by the Seller Companies and constitutes a legal, valid and binding obligation of the Seller Companies, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)          The execution, delivery and performance by each of the Seller Companies of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Organizational Documents of either of the Seller Companies; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which any of the Seller Companies is a party or is subject or by which any of the Seller Companies’ assets or properties may be bound; (iii) any applicable laws, statutes, ordinances, rules or regulations promulgated by a Governmental Authority, orders of a Governmental Authority, judicial decisions, decisions of arbitrators or determinations of any Governmental Authority or court (“Laws”); or (iv) the Regasification Service Agreement, the Lease and Maintenance Agreement, the Vessel Credit Facility or any material provision of any material contract to which any of the Seller Companies is a party or by which the assets of any of the Seller Companies are bound; and

3

(d)          Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Seller Companies of this Agreement or the consummation by each of the Seller Companies of the transactions contemplated hereunder, and any consent required for the transactions contemplated hereunder pursuant to the Regasification Service Agreement, the Lease and Maintenance Agreement and/or the Vessel Credit Facility has been duly obtained.

Article IV

Representations and Warranties of THE PARTNERSHIP

Section 4.1          Representations and Warranties. The Partnership hereby represents and warrants to the Seller Companies as of the date hereof and as of the Closing Date, that:

(a)          The Partnership has been duly formed and is validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite power and authority to operate its assets and conduct its business as it is now being conducted. No Insolvency Event has occurred with respect to the Partnership and no events or circumstances have arisen that entitle or could entitle any person to take any action, appoint any person, commence proceedings or obtain any order instigating an Insolvency Event;

(b)          The Partnership has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Partnership have been duly authorized by all necessary action on the part of the Partnership, and this Agreement has been duly executed and delivered by the Partnership and constitutes a legal, valid and binding obligation of the Partnership, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court;

(c)          The execution, delivery and performance by the Partnership, as applicable, of this Agreement and the transactions contemplated hereunder will not conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or result in the acceleration of any obligation under, or constitute a default under any provision of: (i) the Partnership’s Organizational Documents; (ii) any lien, encumbrance, security interest, pledge, mortgage, charge, other claim, bond, loan agreement, indenture, agreement, contract, franchise license, permit or other instrument or obligation to which the Partnership is a party or is subject or by which any of its assets or properties may be bound; or (iii) any applicable Laws; and

4

(d)          Except as have already been obtained or that will be obtained in the ordinary course of business, no consent, permit, approval or authorization of, notice or declaration to or filing with any Governmental Authority or any other person, including those related to any Environmental Laws or regulations, is required in connection with the execution and delivery by the Partnership of this Agreement or the consummation by the Partnership of the transactions contemplated hereunder.

Article V

FURTHER ASSURANCES

Section 5.1          Further Assurances. From time to time after the date of this Agreement, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional assignments, agreements and other documents, including any assignment of services agreements pertaining to the Vessel, and will do all such other acts and things, all in accordance with applicable Law, as may be necessary or appropriate to more fully and effectively carry out the purposes and intent of this Agreement.

Article VI

Miscellaneous

Section 6.1          Survival of Representations and Warranties. The representations and warranties given in Article III and Article IV shall survive the execution of this Agreement.

Section 6.2          Headings; References, Interpretation. All amounts referred to herein are in United States dollars. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Exhibits attached hereto, and all such Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation,” “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

Section 6.3          Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

5

Section 6.4          No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.

Section 6.5          Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. The delivery of an executed counterpart copy of this Agreement by facsimile or electronic transmission in PDF format shall be deemed to be the equivalent of delivery of the originally executed copy thereof.

Section 6.6          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 6.7          Dispute Resolution. Any disputes arising hereunder shall be resolved in the manner set forth in Section 10.7 of the Contribution Agreement.

Section 6.8          Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any governmental body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provision or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect, as nearly as possible, to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.

[THE REMAINDER OF THIS PAGE IS LEFT INTENTIONALLY BLANK]

6

IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

HÖEGH LNG HOLDINGS LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Attorney-in-fact

HÖEGH LNG LTD.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Attorney-in-fact

HÖEGH LNG PARTNERS LP

By:	/s/ Richard Tyrrell
Name:	Richard Tyrrell
Title:	Chief Executive Officer and
Chief Financial Officer

Signature Page
To
Option Agreement

EXHIBIT I

FORM OF OPTION NOTICE

To:    Höegh LNG Holdings Ltd.

and:   Höegh LNG Ltd.

Dated: [●]

Option Agreement, dated [●] 2015, among Höegh LNG Holdings Ltd., Höegh LNG Ltd. and Höegh LNG Partners LP

We refer to the Option Agreement.  Words defined in the Option Agreement shall have the same meanings when used in this Notice.

We understand from you that the Lease and Maintenance Agreement [is due to expire on]/[terminated on] [date].

We give you notice that we wish to exercise the Option.

Please confirm that you will arrange for any necessary documentation to be prepared and agreed.

Yours faithfully,

for and on behalf of
HÖEGH LNG PARTNERS LP

Exhibit I to
Option Agreement